SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                 )

Filed by the Registrant  |_|
Filed by a Party other than the Registrant  |X|

Check the appropriate box:
|_|  Preliminary Proxy Statement
|_|  Preliminary Proxy Statement          |_|  Confidential, For Use
                                               of the Commission Only
                                               (as permitted by
                                               Rule 14a-6(e) (2))
|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

                  THE SALOMON BROTHERS FUND INC.
-------------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)

Elliott Associates, L.P. and Elliott International, L.P.
-------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment  of Filing Fee (Check the appropriate box):
         |X| No fee required.
         |_| Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

         (1) Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):
-------------------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------

         (5) Total fee paid:
-------------------------------------------------------------------------------
         |_| Fee paid previously with preliminary materials:
-------------------------------------------------------------------------------

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:
-------------------------------------------------------------------------------
         (2) Form, Schedule or Registration Statement no.:
-------------------------------------------------------------------------------
         (3) Filing Party:
-------------------------------------------------------------------------------
         (4) Date Filed:
-------------------------------------------------------------------------------

                      [ELLIOTT ASSOCIATES, L.P. LETTERHEAD]

For More Information Contact:
Scott Tagliarino
(212) 506-2999 (917) 922-2364 (cell)


      ELLIOTT SETTLES PROXY CONTEST AND AGREES TO VOTE FOR SALOMON BROTHERS
       FUND NEW MANAGEMENT AGREEMENT FOLLOWING SBF BOARD DECISION TO SEEK
                           AN OPEN-ENDING OF THE FUND
           Major Investor Says Open-ending Will Permanently Eliminate the Discount to Net Asset Value

NEW YORK (November 15, 2005) - Elliott Associates, L.P. and Elliott International, L.P. (collectively "Elliott"), who together are among the largest stockholders of The Salomon Brothers Fund Inc (NYSE: SBF), today announced that following the unanimous decision by the SBF Board of Directors to seek an open-ending of the Fund in 2006, which will allow all shares to be redeemed at net asset value (NAV), Elliott will terminate its proxy solicitation contest and vote FOR a proposed new management agreement when a special meeting of stockholders, scheduled for later today, is convened. The proposal to open-end the Fund is subject to stockholder approval and is also conditioned on stockholder approval of the new management agreement between the Fund and Salomon Brothers Asset Management Inc ("SBAM").

Elliott, a stockholder since 2002 and the beneficial owner of 5.88 million shares, or approximately 6%, of SBF urged all stockholders to vote FOR the new management agreement now that the SBF Board has agreed to take steps to permanently eliminate the discount to NAV by open-ending the fund.

"The decision by the SBF Board to propose an open-ending of the fund is a welcome development that, if consummated, will allow all stockholders to redeem their shares at NAV, subject to a redemption fee that will not exceed 0.75%. This result could not have been achieved without the strong support of other large and small SBF stockholders," said Mark Levine, the portfolio manager at Elliott who oversees the SBF investment.

Elliott also announced that it has entered into a settlement agreement with SBF, pursuant to which Elliott agreed to terminate its proxy solicitation contest and work with the SBF Board to obtain stockholder approval of the new management agreement and the conversion to open-end status. The termination of the proxy contest means that Elliott will not vote any of the proxies it has received in relation to the vote on the new management agreement.

Stockholders who executed blue cards can assure their votes will be counted by executing and returning a WHITE proxy card or by calling 1-888-293-6728. In light of the decision by the SBF Board to seek an open-ending, Elliott is now recommending that stockholders vote FOR the new management agreement. The special meeting at which stockholders will vote on open-ending the Fund is expected to occur in the first quarter of 2006.

About Elliott  Associates,  L.P.
Elliott Associates, L.P. and its sister fund, Elliott International, L.P., have more than $5.5 billion of capital under management as of October 2005. Founded in 1977, Elliott Associates is one of the oldest funds of its kind under continuous management.

THE SUMMARY OF THE SETTLEMENTS REACHED BY ELLIOTT AND SBF REFERRED TO IN THIS PRESS RELEASE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SETTLEMENT AGREEMENTS REACHED BY ELLIOTT, SBF AND SBAM, WHICH WILL BE FILED BY SBF WITH THE SEC AND WILL BE AVAILABLE FOR FREE ON THE SEC'S WEBSITE, HTTP://WWW.SEC.GOV. ELLIOTT, SBF AND SBAM HAVE AGREED NOT TO MAKE ANY ADDITIONAL PUBLIC STATEMENTS RELATING TO THE SETTLEMENTS.



                                      # # #